UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2022

Eaton Corporation plc
(Exact name of registrant as specified in its charter)

Ireland	000-54863	98-1059235
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Eaton House, 30 Pembroke Road, Dublin 4, Ireland		D04 Y0C2
(Address of principal executive offices)		(Zip Code)

+353 1637 2900
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Ordinary shares ($0.01 par value)	ETN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On August 16, 2022, Eaton Corporation plc (the “Company”), Eaton Corporation, a subsidiary of the Company (“Eaton”), certain of the Company’s subsidiaries (together with the Company, the “Guarantors”), BofA Securities, Inc., Deutsche Bank Securities Inc., Loop Capital Markets LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, entered into a terms agreement pursuant to which Eaton will issue 4.150% sustainability-linked senior notes due 2033 (the “Sustainability-Linked Notes”) and 4.700% senior notes due 2052 (the “2052 Notes,” and together with the Sustainability-Linked Notes, the “Notes”), in the principal amount of $2.0 billion (the “Terms Agreement”).  The Terms Agreement includes customary representations, warranties, covenants, closing conditions, indemnification obligations and other customary provisions.

The Notes have been registered under the Securities Act of 1933, as amended, pursuant to a registration statement (the “Shelf Registration Statement”) on Form S-3ASR (No. 333-259545) previously filed with the U.S. Securities and Exchange Commission. The Notes will be sold pursuant to a prospectus, dated September 15, 2021 (the “Base Prospectus”), forming a part of the Company’s Shelf Registration Statement, and a prospectus supplement dated August 16, 2022 (the “Prospectus Supplement”).

The aggregate net proceeds expected to be received by Eaton from the sale of the Notes are estimated to be approximately $1.98 billion, after deducting the underwriting discount and estimated offering expenses.  Eaton intends to use the net proceeds of this offering for the redemption of Eaton’s outstanding 2.750% senior notes due 2022 and 3.68% senior notes due 2023, and for general corporate purposes. The offering is expected to close on or about August 23, 2022 (the “Closing Date”), subject to the customary closing conditions.

The Notes will be issued pursuant to an indenture, among Eaton, the Company, the other Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as supplemented by a first supplemental indenture with respect to the Sustainability-Linked Notes and second supplemental indenture with respect to the 2052 Notes, all to be dated as of the Closing Date, among Eaton, the Company, the other Guarantors and the Trustee.

The Notes are Eaton’s unsecured and unsubordinated obligations ranking equally with Eaton’s other unsecured and unsubordinated indebtedness from time to time outstanding. The guarantees of the Notes will be unsecured and unsubordinated obligations of the Guarantors.  The Notes and the guarantees will be Eaton’s and the applicable guarantor’s unsecured and unsubordinated obligations ranking equally with their other respective unsecured and unsubordinated indebtedness from time to time outstanding.

The foregoing description of the Terms Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which is incorporated herein by reference and attached hereto as Exhibit 1.1.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking, investment banking transactions and/or advisory services with the Company and its affiliates, for which they have received, and in the future expect to receive, customary compensation. In addition, affiliates of the underwriters from time to time have acted or in the future may continue to act as lenders to the Company and its affiliates, for which they have received or expect to receive customary compensation.

Important Legal Information

This Form 8-K does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase or a solicitation of tenders, nor shall there be any offer, solicitation, purchase or sale of any of the securities in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the Prospectus Supplement, the Shelf Registration Statement or the Base Prospectus.

An electronic copy of the Prospectus Supplement and accompanying Base Prospectus for the offering may be obtained at www.sec.gov.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1
Terms Agreement, dated August 16, 2022, among Eaton Corporation, the Company, the other Guarantors and BofA Securities, Inc., Deutsche Bank Securities Inc., Loop Capital Markets LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eaton Corporation plc

Date: August 17, 2022	By:	/s/ Taras G. Szmagala
Taras G. Szmagala
Executive Vice President and Chief Legal Officer